Exhibit 99.1

All Proposals Pass; Company also Announces Further Growth Plans for Bitcoin Mining

DURHAM, N.C., Dec. 20, 2017 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB:MGTI) announced that shareholders have approved all proposals presented at yesterday’s 2017 Annual Meeting, and have reelected all directors to the board. Board Chairman H. Robert Holmes commented, “We very much appreciate the support of our stockholders, large and small, as we execute on our growth plans. The Company has never been stronger operationally or financially, and we should all look forward to a prosperous 2018.”

The Company also provided an update on its various business initiatives. With respect to Bitcoin mining activities, Stephen Schaeffer, President of MGT’s Crypto Capital Strategies division stated, “We are ecstatic to report that we have entered into agreements to secure reliable and adequate electric power in Sweden, and expect to begin deployment of mining rigs there by the end of next month. Moreover, the initial phase of this relationship will give the Company 25 MW of power, enough for over 15,000 Bitmain S-9 mining rigs.”

About MGT Capital Investments, Inc.

With facilities in WA state, MGT Capital Investments, Inc. (OTCQB:MGTI) ranks as one of the largest U.S. based Bitcoin miners. Further, the Company continues to focus on an expansion model to grow its crypto assets materially.

The Company is also developing a portfolio of cyber security technologies, with industry pioneer John McAfee as its visionary leader, creating advanced protection technologies for mobile and personal tech devices, as well as corporate networks. The Company’s first product, Sentinel, an enterprise class network intrusion detector was released in October 2017. The Company also has entered into a joint venture with Nordic IT to develop and market a mobile phone with extensive privacy and anti-hacking features. The Privacy Phone has a tentative release date of February 2018.

For more information on the Company, please visit: http://www.mgtci.com

Forward-looking Statements

This press release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Grace Livingston

glivingston@mgtci.com

919.973.0954